Exhibit 3.1.(v)

FORM OF AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

LANTERN PHARMA INC.

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

Lantern Pharma Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

FIRST:  The present name of the corporation is Lantern Pharma Inc. and the date of filing the original Certificate of Incorporation of the corporation with the Secretary of State of the State of Delaware is January 15, 2020.

SECOND:  This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware.

THIRD:  This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware and restates, integrates and further amends the provisions of the corporation’s Certificate of Incorporation.

FOURTH:  The Certificate of Incorporation of the corporation, as amended and restated herein, will at the effective time of this Amended and Restated Certificate of Incorporation, read as follows:

ARTICLE I

NAME OF THE CORPORATION

The name of the corporation is Lantern Pharma Inc. (the “Corporation”).

ARTICLE II

REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is: 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the registered agent of the Corporation at such address is: The Corporation Trust Company.

ARTICLE III

BUSINESS PURPOSE

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

CAPITAL STOCK

Section 4.1 Authorized Classes of Stock. The total number of shares of stock of all classes of capital stock that the Corporation is authorized to issue is 26,000,000, of which 25,000,000 shares shall be shares of common stock having a par value of $0.0001 per share (“Common Stock”) and 1,000,000 shares shall be shares of preferred stock having a par value of $0.0001 per share (“Preferred Stock”).

Section 4.2 Common Stock. Except as otherwise required by law, as otherwise provided in this Amended and Restated Certificate of Incorporation, and as otherwise provided in the resolution or resolutions, if any, adopted by the board of directors of the Corporation (the “Board of Directors”) with respect to any series of the Preferred Stock, the holders of the Common Stock shall exclusively possess all voting power. Each holder of shares of Common Stock shall be entitled to one vote for each share held by such holder. Subject to the rights of holders of any series of outstanding Preferred Stock, holders of shares of Common Stock shall have equal rights of participation in the dividends and other distributions in cash, stock, or property of the Corporation when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor and shall have equal rights to receive the assets and funds of the Corporation available for distribution to stockholders in the event of any liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary.

Section 4.3 Preferred Stock. Except as otherwise required by law, the Board of Directors shall have the full authority permitted by law to divide the authorized and unissued shares of Preferred Stock into series, and to provide for the issuance of such shares (in an aggregate amount not exceeding the aggregate remaining number of shares of Preferred Stock authorized by this Amended and Restated Certificate of Incorporation), as determined from time to time by the Board of Directors and stated, before the issuance of any shares thereof, in the resolution or resolutions providing for the issuance thereof. The Board of Directors shall have the authority to fix and determine and to amend the number of shares of any series of Preferred Stock that is wholly unissued or to be established and to fix and determine and to amend the designation, preferences, voting powers and limitations, and the relative, participating, optional or other rights, of any series of shares of Preferred Stock that is wholly unissued or to be established, including, without limiting the generality of the foregoing, the voting rights relating to shares of such series of Preferred Stock, the rate of dividend to which holders of shares of such series of Preferred Stock may be entitled, the rights of holders of shares of such series of Preferred Stock in the event of liquidation, dissolution or winding up of the affairs of the Corporation, the rights of holders of shares of such series of Preferred Stock to convert or exchange shares of such series of Preferred Stock for shares of any other capital stock or for any other securities, property or assets of the Corporation, and whether or not the shares of such series of Preferred Stock shall be redeemable and, if so, the term and conditions of such redemption.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1  General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 5.2  Number. Subject to any rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Corporation which shall constitute the entire Board of Directors shall consist of not less than three (3) and not more than nine (9) directors as fixed from time to time solely by resolution of at least a majority of the total number of directors that the Corporation would have at the time of such resolution if there were no vacancies adopting an amendment to the bylaws of the Corporation (the “Bylaws”) setting forth the number of directors therein.

Section 5.3  Newly Created Directorships and Vacancies. Except as otherwise required by law and subject to any rights of the holders of any series of Preferred Stock to elect directors under specified circumstances any newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring in the Board of Directors, shall be filled solely by the affirmative votes of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director. A director so elected shall be elected to hold office until the earlier of the expiration of the term of office of the director whom he or she has replaced, a successor is duly elected and qualified, or the earlier of such director’s death, resignation, or removal.

Section 5.4  Written Ballot. Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VI

LIMITATION OF LIABILITY; INDEMNIFICATION

Section 6.1 Limitation of Liability. To the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director. No amendment to, modification of, or repeal of this Section 6.1 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

Section 6.2 Indemnification. The Corporation may indemnify to the fullest extent permitted by law as it presently exists or may hereafter be amended any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that he or she, his or her testator, or intestate is or was a director, officer, or employee, or agent of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation. Any amendment, repeal, or modification of this Section 6.2 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such amendment, repeal or modification.

ARTICLE VII

STOCKHOLDER ACTION

Section 7.1 Stockholder Consent Prohibition. Subject to the rights of the holders of any series of Preferred Stock and provided that the Corporation has registered its Common Stock under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or is required to file reports with the Securities and Exchange Commission under Section 15(d) of the Exchange Act, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation and may not be effected by any written consent by such stockholders without a meeting. At any time that both (i) the Common Stock of the Corporation is not registered under Section 12 of the Exchange Act and (ii) the Corporation is not required to file reports with the Securities and Exchange Commission under Section 15(d) of the Exchange Act, then any action required by the DGCL or other applicable Delaware law to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Section 7.2 Special Meetings of Stockholders. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation shall be called only by: (i) the Board of Directors or (ii) the Secretary of the Corporation, following receipt of one or more written demands to call a special meeting of the stockholders from stockholders of record who own, in the aggregate, at least twenty five percent (25%) of the voting power of the outstanding shares of the Corporation then entitled to vote on the matter or matters to be brought before the proposed special meeting that complies with the procedures for calling a special meeting of the stockholders as may be set forth in the Bylaws.

ARTICLE VIII

BYLAWS

Section 8.1 Board of Directors. In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized and empowered to adopt, amend, alter, or repeal the Bylaws without any action on the part of the stockholders.

Section 8.2 Stockholders. The stockholders shall also have the power to adopt, amend, alter, or repeal the Bylaws; provided that, in addition to any affirmative vote of the holders of any particular class or series of capital stock of the Corporation required by applicable law or this Amended and Restated Certificate of Incorporation, such adoption, amendment, alteration, or repeal shall be approved by the affirmative vote of the holders of at least fifty percent (50%) of the voting power of the shares of the then outstanding voting stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE IX

AMENDMENTS

The Corporation reserves the right to amend, alter, or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred herein are granted subject to this reservation; provided however, that notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or applicable law that might permit a lesser vote or no vote and in addition to any affirmative vote of the holders of any particular class or series of capital stock of the Corporation required by applicable law or this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least fifty percent (50%) of the voting power of the shares of the then outstanding voting stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, repeal, or adopt any provisions inconsistent with this Article IX or inconsistent with Article VII or Article VIII of this Amended and Restated Certificate of Incorporation.

[signature page follows]

THE UNDERSIGNED, being duly authorized to file this Amended and Restated Certificate of Incorporation in accordance with the General Corporation Law of the State of Delaware, does hereby file this Amended and Restated Certificate of Incorporation, and declare and certify that the facts herein stated are true and correct, and accordingly has hereunto set his hand this _____ day of _____________, ______.

By:
Name:	Panna Sharma
Title:	President, Chief Executive Officer, and
Authorized Signatory